UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

November 2, 2005
(Date of earliest event reported)

GRIFFIN LAND & NURSERIES, INC.
(Exact name of registrant as specified in charter)

Delaware	06-0868496
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

Commission File Number	1-12879

One Rockefeller Plaza, New York, New York	10020
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number including Area Code	(212) 218-7910

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition

On November 2, 2005 the Registrant issued a press release announcing its results of operations for its 2005 second and third quarters and the results of the restatement of its 2005 first quarter and fiscal 2004, fiscal 2003 and fiscal 2002 results of operations. Attached as Exhibit 99.1 to the report is the Registrant's November 2, 2005 Press Release, which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

Exhibit 99.1: Registrant's November 2, 2005 Press Release (attached hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRIFFIN LAND & NURSERIES, INC.

/s/ Anthony J. Galici
Anthony J. Galici
Vice President, Chief Financial Officer
and Secretary
Dated: November 2, 2005

NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES SECOND AND THIRD QUARTER OPERATING RESULTS AND RESULTS OF RESTATEMENT

NEW YORK, NEW YORK (November 2, 2005) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported its results for the 2005 second and third quarters and also reported that it had completed its restatement of the 2005 first quarter and the fiscal years ended November 27, 2004, November 29, 2003 and November 30, 2002.

For the 2005 second quarter, Griffin reported an operating profit of $735,000 on total revenue of $20,707,000 as compared to operating profit of $626,000 on total revenue of $22,035,000 for the 2004 second quarter. Griffin reported 2005 second quarter net income of $374,000 and basic and diluted net income per share of $0.08 and $0.07, respectively, as compared to 2004 second quarter net income of $34,807,000 and basic and diluted net income per share of $7.10 and $6.79, respectively. The 2004 second quarter included a pretax gain of $52.2 million from the sale of Griffin’s investment in Centaur Communications, Ltd. (“Centaur”) and a related foreign currency exchange gain.

For the 2005 third quarter, Griffin reported an operating loss of ($1,791,000) on total revenue of $9,049,000 as compared to an operating loss of ($1,794,000) on total revenue of $10,866,000 for the 2004 third quarter. Griffin reported 2005 third quarter net income of $716,000 and basic and diluted net income per share of $0.14, as compared to a 2004 third quarter net loss of ($1,220,000) and a basic and diluted net loss per share of ($0.25). The 2005 third quarter results include a pretax gain of $3.2 million from the sale of Griffin’s investment in Shemin Acquisition Corporation (“Shemin Acquisition”) as discussed below.

For the 2005 nine month period, Griffin reported an operating loss of ($2,900,000) on total revenue of $33,085,000 as compared to an operating loss of ($2,533,000) on total revenue of $35,810,000 in the 2004 nine month period. Griffin reported a net loss for the 2005 nine month period of ($351,000) and a basic and diluted net loss per share of ($0.07). In the 2004 nine month period, Griffin had net income of $32,161,000 and basic and diluted net income per share of $6.56 and $6.31, respectively. The 2005 nine month period includes a pretax gain of $3.2 million from the sale of Griffin’s investment in Shemin Acquisition as discussed below. The 2004 nine month period included the gain from the sale of Centaur as noted above.

Thus far this year, operating profit of Griffin’s real estate division, Griffin Land, increased over last year due principally to $1.0 million of pretax profit on property sales in the current year as compared to a $0.1 million loss from property sales in the 2004 nine month period. In its leasing operations, Griffin Land has delivered approximately 134,000 square feet to tenants thus far this year, principally industrial and warehouse space, with an additional 69,000 square feet under lease in an industrial and warehouse building currently under construction that is expected to be completed at the end of this year. As most of the new leases became effective in the latter part of the 2005 nine month period, Griffin Land’s 2005 operating results do not fully reflect the benefit of these new leases. Market activity regarding new leasing had been strong through the middle of this year, but has weakened in the 2005 third quarter as evidenced by a recent decline in inquiries from prospective tenants.

Griffin’s landscape nursery business, Imperial Nurseries, Inc. (“Imperial”) incurred a slightly lower operating loss in the 2005 nine month period as compared to the 2004 nine month period. In both years, Imperial’s results were negatively affected by inventory charges for product that became unsaleable and for certain inventories for which the carrying costs exceed their net realizable values. The unsaleable inventories resulted from horticultural issues and the deterioration of certain inventories that were not sold timely.

Griffin’s general corporate expense increased in the 2005 nine month period as compared to the 2004 nine month period principally as a result of costs incurred to comply with Section 404 of the Sarbanes-Oxley Act, higher audit and compensation related expenses.

In the 2005 nine month period, Griffin recorded a pretax gain of $3.2 million from the sale of its investment in Shemin Acquisition. Immediately prior to that sale, Griffin exchanged a portion of its common stock of Shemin Acquisition for common stock of Shemin Nurseries Holding Corp. (“Shemin Nurseries”), which operates a landscape nursery business through its subsidiary. Including a subsequent cash distribution from Shemin Nurseries, Griffin has received total cash proceeds of $7.4 million this year from the sale of its investment in Shemin Acquisition and the subsequent cash distribution received from Shemin Nurseries. Griffin continues to hold its investment in Shemin Nurseries.

Griffin also reported that it restated its financial statements for the 2005 first quarter and the 2004, 2003 and 2002 fiscal years. The restatement affected only noncash credits and charges, principally depreciation and amortization expense, related to the reallocation of a portion of the purchase price of a 2003 acquisition of a controlling interest in a joint venture (Griffin previously held a 30% interest), corrections to the useful lives used to determine depreciation expense on certain improvements and the misclassification of certain improvements as tenant improvements rather than as building improvements, the misclassification of a payment received from a tenant in fiscal 2004 for tenant improvements made in accordance with the lease agreement and the correction to the classification of the amortization of debt issuance costs from selling, general and administrative expenses to interest expense. The restatement resulted in no change in per share results for the 2005 first quarter and the 2004 fiscal year, and increased Griffin’s basic and diluted net loss per share in fiscal 2003 from ($0.48) and ($0.49), respectively, to a basic and diluted net loss per share of ($0.52) and ($0.53), respectively. The restatement also resulted in no change in per share results for the 2002 fiscal year. The net effect of the restatement on Griffin’s stockholders’ equity as of the end of the 2005 first quarter was a reduction of $420,000 or approximately 0.3% of stockholders’ equity as of that date.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Second Quarter Ended,				Third Quarter Ended,				Nine Months Ended,
	May 28, 2005		May 29, 2004		Aug. 27, 2005		Aug. 28, 2004		Aug. 27, 2005		Aug. 28, 2004

Revenue
Landscape nursery net sales	$ 17,174		$ 19,125		$ 5,699		$ 5,077		$ 23,337		$ 24,624
Rental revenue and property sales	3,533		2,910		3,350		5,789		9,748		11,186
Total revenue	20,707		22,035		9,049		10,866		33,085		35,810

Operating profit (loss):
Landscape nursery business	1,026		899		(1,428)		(1,514)		(1,415)		(1,488)
Real estate business	685	(1)	349	(1)	390	(1)	176	(1)	1,027	(1)	525	(1)
General corporate expense	(976)		(622)		(753)		(456)		(2,512)		(1,570)
Total operating profit (loss)	735		626		(1,791)		(1,794)		(2,900)		(2,533)

Gain on sale of Shemin Acquisition Corporation	-		-		3,235		-		3,235		-
Gain on sale of Centaur Communications, Ltd.	-		51,107		-		-		-		51,107
Foreign currency exchange gain	-		1,070		-		-		-		1,070
Interest expense, net of interest income, dividend income and gains on short-term investments	(168)		(848)		(375)		(478)		(893)		(2,091)
Income (loss) before taxes	567		51,955		1,069		(2,272)		(558)		47,553

Income tax provision (benefit)	193		17,565		353		(1,052)		(207)		15,720
Income (loss) before equity investment	374		34,390		716		(1,220)		(351)		31,833

Equity income from Centaur Communications, Ltd.	-		417		-		-		-		328

Net income (loss)	$ 374		$ 34,807		$ 716		$ (1,220)		$ (351)		$ 32,161

Basic net income (loss) per common share	$ 0.08		$ 7.10		$ 0.14		$ (0.25)		$ (0.07)		$ 6.56

Diluted net income (loss) per common share	$ 0.07		$ 6.79		$ 0.14		$ (0.25)		$ (0.07)		$ 6.31

Weighted average common shares outstanding
for computation of basic per share results	4,970		4,899		4,991		4,918		4,974		4,899

Weighted average common shares outstanding
for computation of diluted per share results	5,171		5,122		5,176		4,918		4,974		5,093

(1) Includes depreciation and amortization expense, principally related to real estate properties, of $0.8 million in each of the 2005 and 2004 second quarters, of $1.1 million and $0.8 million in the 2005 third quarter and 2004 third quarter, respectively, and $2.7 million and $2.4 million in the 2005 and 2004 nine month periods, respectively.